UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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Genuine Parts Company
(Name of Registrant as Specified in Its Charter)
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GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
April 17, 2006

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:
      The 2006 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia, on Monday, the 17th day of April, 2006, at 10:00 a.m., for the following purposes:

(1) To elect five directors;

(2) To vote upon a proposal to amend the Restated Articles of Incorporation to provide for the annual election of directors;

(3) To vote upon a proposal to adopt the Genuine Parts Company 2006 Long-Term Incentive Plan;

(4) To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2006;

(5) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.
      Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of Common Stock at the close of business on February 10, 2006 will be entitled to vote at the meeting.
      The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

By Order of the Board of Directors,

CAROL B. YANCEY

Senior Vice President — Finance

and Corporate Secretary
Atlanta, Georgia
March 3, 2006
      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339
PROXY STATEMENT
ANNUAL MEETING — APRIL 17, 2006
      This Proxy Statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2006 Annual Meeting of Shareholders to be held on Monday, April 17, 2006, at 10:00 a.m. local time and at any reconvened meeting following any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia.
      This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 3, 2006. The Company’s 2005 annual report to the shareholders, including consolidated financial statements for the year ended December 31, 2005, is enclosed herewith.
VOTING
      Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.
      All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered in accordance with this solicitation (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting for director nominees, you may (1) vote FOR all nominees, (2) WITHHOLD AUTHORITY to vote for all nominees, or (3) WITHHOLD AUTHORITY to vote for one or more nominees but vote FOR the other nominees. With regard to the proposals to amend the Restated Articles of Incorporation, adopt the 2006 Long-Term Incentive Plan and ratify the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting.
      A shareholder who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date, or by voting in person at the Annual Meeting.
      If you hold your shares in “street name” through a brokerage firm and you do not vote your shares, your brokerage firm can vote your shares in its discretion on any of the matters scheduled to come before the Annual Meeting other than the adoption of the 2006 Long-Term Incentive Plan. If you do not give your brokerage firm instructions on how to vote your shares on this proposal, your shares will not be voted on this proposal and will be considered “broker non-votes.”
      At the close of business on the record date for the Annual Meeting, which was February 10, 2006, the Company had outstanding and entitled to vote at the Annual Meeting 172,916,394 shares of Common Stock. On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are abstained or withheld from voting, as well as broker non-votes, will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.
      The vote required for the election of directors, the approval of the 2006 Long-Term Incentive Plan and the ratification of the selection of independent auditors is a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting; provided, however, that majority approval of the 2006 Long-Term Incentive Plan will only be effective if the total votes cast on the proposal represent a majority of the outstanding shares of Common Stock. The amendment of the Restated Articles of Incorporation must be approved by the holders of not less than two-thirds of the outstanding shares of the Company. Because votes withheld and abstentions will be considered as present and entitled to vote at the Annual Meeting, they will have the same effect as votes “against” such proposals. Similarly, broker non-votes will have the same effect as votes “against” the proposal to approve the 2006 Long-Term Incentive Plan.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
      The Securities and Exchange Commission rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us at (770) 953-1700 or by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339.
      A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.
PROPOSAL 1
ELECTION OF DIRECTORS
      The Board of Directors of the Company currently consists of thirteen directorships, divided into two classes of four directors each and one class of five directors, with the directors in each class serving three year terms and with the term of office of one class expiring at each annual meeting of shareholders. The Board of Directors has proposed an amendment to the Restated Articles of Incorporation (Proposal 2) that would de-classify the Board and provide for the annual election of directors. If Proposal 2 is approved by the shareholders as recommended by the Board, the Board will implement the annual election of all directors at the 2007 annual meeting of shareholders and all directors will then serve one year terms rather than three year terms.
      Under the current classified Board structure, the terms of the directors in Class II expire on the date of the 2006 Annual Meeting. The current directors in Class I and Class III will continue in office. Jerry W. Nix and Gary W. Rollins were appointed to the Board on November 21, 2005 to fill the vacancies created when the directors increased the size of the Board from eleven to thirteen. Pursuant to the Restated Articles of Incorporation of the Company, Mr. Nix and Mr. Rollins were appointed as directors-at-large (not designated to any particular class) to serve until the next election of directors by the Company’s shareholders. Mr. Nix has been nominated by the Board as a candidate for election to Class II of the Board to replace Mr. James B. Williams, a current Class II director who has reached mandatory retirement age for the Board and will retire on the date of the Annual Meeting. Mr. Rollins has been nominated by the Board as a candidate for election to Class I of the Board. Effective as of the date of the Annual Meeting, the number of directors will be reduced to twelve.
      The shareholders are being asked to vote on the election of four nominees for director in Class II and one nominee for director in Class I. The Class II nominees will serve for terms of three years each expiring on the date of the 2009 Annual Meeting and until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death. The Class I nominee (Mr. Rollins) will serve for a two year term expiring on the date of the 2008 Annual Meeting and until his successor is duly elected and qualified or until his earlier resignation, retirement, disqualification, removal from office or death. All of the nominees are presently directors.
      In the absence of contrary instructions, all valid proxies will be voted for the election of the five nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:

•	designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the authorized number of directors.
      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES. ALL VALID PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.
      Set forth below is the name of each nominee and each director continuing in office, their ages as of the date of this proxy statement, their positions with the Company and their principal occupations and the year each of them first joined the Board. For information concerning membership on committees of the Board of Directors, see “Corporate Governance — Board Committees” below.
NOMINEES FOR DIRECTOR
CLASS II
For a three-year term expiring at the 2009 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Dr. Mary B. Bullock	61	Director	2002
Richard W. Courts, II	70	Director	1998
Jerry W. Nix	60	Vice Chairman of the Board and Chief Financial Officer	2005
Larry L. Prince	67	Chairman of the Executive Committee	1978
      Dr. Bullock is President of Agnes Scott College in Atlanta, Georgia, a position she has held since 1995.
      Mr. Courts is Chairman of the Board of Directors of Atlantic Investment Company, a position he has held since 1992, following his service as President from 1970 to 1992. Atlantic Investment Company is headquartered in Atlanta, Georgia and is engaged in the business of real estate and capital investments. Mr. Courts is also a director of STI Classic Funds and Cousins Properties, Inc.
      Mr. Nix was appointed as a director of the Company and elected Vice-Chairman by the Board of Directors on November 21, 2005. He is Executive Vice President-Finance and Chief Financial Officer of the Company, a position he has held since 2000. Previously, Mr. Nix held the position of Senior Vice President-Finance from 1990 until February 2000.

      Mr. Prince is Chairman of the Executive Committee of the Board of Directors of the Company. Mr. Prince served as Chairman of the Board of the Company from 1990 through February 2005 and as Chief Executive Officer from 1989 through August 2004. He is also a director of Crawford & Company, Equifax Inc., John H. Harland Company and SunTrust Banks, Inc.
CLASS I
For a two-year term expiring at the 2008 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Gary W. Rollins	61	Director	2005
      Mr. Rollins was appointed as a director of the Company by the Board of Directors on November 21, 2005. He has served as President and Chief Operating Officer since 1984 and Chief Executive Officer since 2001 of Rollins, Inc., a national provider of consumer services headquartered in Atlanta, Georgia. Mr. Rollins is a director of Rollins, Inc. and two of its related companies, RPC, Inc. and Marine Products Corporation.
MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
CLASS I
Term expiring at the 2008 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Thomas C. Gallagher	58	Chairman of the Board,	1990
		President and Chief Executive Officer
John D. Johns	54	Director	2002
Lawrence G. Steiner	67	Director	1972
      Mr. Gallagher has been President of the Company since 1990, Chief Executive Officer since August 2004 and Chairman of the Board since February 2005. Mr. Gallagher served as Chief Operating Officer of the Company from 1990 until August 2004. Mr. Gallagher is a director of Oxford Industries, Inc. and STI Classic Funds.
      Mr. Johns is Chairman, President and Chief Executive Officer of Protective Life Corporation in Birmingham, Alabama and serves as a director of Protective Life and Annuity Insurance Company and Protective Life Insurance Company, two of Protective Life Corporation’s subsidiaries. Mr. Johns has served as President and Chief Executive Officer of Protective Life Corporation since January 2002 and became Chairman in January 2003. He served as President and Chief Operating Officer of Protective Life from August 1996 through December 2001, and from October 1993 through August 1996 he served as Executive Vice President and Chief Financial Officer. Mr. Johns is also a director of Alabama National BanCorporation and John H. Harland Company.
      Mr. Steiner retired in 2003 as Chairman of the Board and Chief Executive Officer of Ameripride Services Inc. Mr. Steiner became Chief Executive Officer of Ameripride Services Inc. in 2001 and served as President of Ameripride Services Inc. from 1979 through 2000. Mr. Steiner served as Chairman of the Board of Ameripride Services Inc. from 1992 until 2003. Mr. Steiner continues to serve as a director and consultant for Ameripride Services Inc. Ameripride Services Inc. is headquartered in Minneapolis, Minnesota and is engaged in the business of linen and garment rental.

CLASS III
Term expiring at the 2007 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Wendy B. Needham	53	Director	2003
Jean Douville	62	Director	1992
Michael M.E. Johns, M.D.	64	Director	2000
J. Hicks Lanier	65	Director	1995
      Ms. Needham was Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003, and a Principal, Automotive Research, for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham is also a director of Metaldyne Corporation.
      Mr. Douville is the Chairman of the Board of Directors of our wholly-owned subsidiary, UAP Inc., having been a director since 1981 and Chairman since 1992. He served as President of UAP Inc. from 1981 through 2000 and as Chief Executive Officer from 1982 through 2000. UAP Inc. is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is Chairman of the Board of Banque Nationale du Canada and a director of Richelieu Hardware Ltd.
      Dr. Johns has served since June 1996 as Executive Vice President for Health Affairs, Emory University; Chief Executive Officer of the Robert W. Woodruff Health Sciences Center; and Chairman of Emory Healthcare, Emory University. From 1990 to June 1996, Dr. Johns served as Dean of the School of Medicine, Johns Hopkins University. Dr. Johns is also a director of Johnson & Johnson.
      Mr. Lanier has served as Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and as a director of Oxford Industries, Inc. since 1969. Mr. Lanier served as President of Oxford Industries, Inc. from 1977 to 2003. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company and SunTrust Banks, Inc.
PROPOSAL 2
AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION
TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS
      Article Nine of our Restated Articles of Incorporation provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with members of each class serving three-year terms and with the term of one class expiring at each annual meeting of shareholders. This is a policy that has been in place for many years and it has served the Company well. However, the Board of Directors recognizes that in more recent years, shareholders of public companies are increasingly supportive of shifting from classified boards to the annual election of directors.
      After carefully weighing the merits of both a classified board and the annual election of directors, the Board of Directors has unanimously approved and is submitting to a vote of the shareholders an amendment to the Company’s Restated Articles of Incorporation to provide for the annual election of all members of the Board of Directors. This would eliminate the classification of the Board into three classes of directors serving staggered three-year terms. This amendment requires approval by the holders of not less than two-thirds of the outstanding shares of Common Stock of the Company.
      Supporters of the annual election of directors believe that it increases director accountability. Those in favor of electing directors for a single year term also believe that classified boards may discourage certain acquisition proposals because the acquirer would be unable to replace the entire board in a single election.
      Supporters of classified boards believe that they help maintain continuity of experience and provide institutional stability. Supporters also suggest that classified boards may enhance shareholder value by forcing an entity seeking control of a target company to negotiate with the board on pricing and other acquisition terms since, absent board approval of the acquisition, a minimum of two annual meetings of shareholders would be required for the entity to gain control of the board.
      As part of its on-going review of corporate governance policies, the Board reviewed the relative merits of annually elected boards and classified boards and concluded that it was in the best interests of the Company and its shareholders to approve and recommend to the shareholders an amendment to the Restated Articles of Incorporation to provide for the annual election of directors. If this proposal is approved, the Board will implement the proposal so that each director will stand for election in 2007 to serve until the 2008 annual meeting of shareholders and until a successor is duly elected and qualified. As provided in the Restated Articles of Incorporation, any vacancies which occur during the year may be filled by the Board to serve only until the next annual meeting.
      If the proposal is approved, the following sentence will be added to Section 9.2 of the Restated Articles of Incorporation:

Effective at the time of the annual meeting of shareholders in 2007, directors shall no longer be divided into classes and each director shall be elected for a term of one year.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS. ALL VALID PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.
CORPORATE GOVERNANCE
Independent Directors
      The Company’s Common Stock is listed on the New York Stock Exchange. The NYSE requires that a majority of the directors be “independent directors,” as defined in the NYSE corporate governance listing standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that nine of the Company’s thirteen current directors have no other relationships with the Company and therefore are independent directors on the basis of the NYSE corporate governance listing standards and an analysis of all facts specific to each director. The independent directors are Mary B. Bullock, Richard W. Courts, II, John D. Johns, Michael M.E. Johns, M.D., J. Hicks Lanier, Wendy B. Needham, Gary W. Rollins, Lawrence G. Steiner and James B. Williams. Effective as of the date of the Annual Meeting, Mr. Williams will retire as a director.
Corporate Governance Guidelines
      The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing standards and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation, Nominating and Governance Committee and the Audit Committee, are available on the Company’s website at www.genpt.com and are available in print by contacting the Corporate Secretary by mail at Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia, or by telephone at (770) 953-1700.
Non-Management Director Meetings and Presiding Independent Director
      Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in regularly scheduled executive sessions at least annually and at such other times as may be scheduled by the Chairman of the Board or by the presiding independent director or as may be requested by any non-management director.
      The independent directors serving on the Company’s Board of Directors have appointed J. Hicks Lanier to serve as the Board’s presiding independent director. During 2005, the independent directors held four meetings without management. Mr. Lanier presided over all of these meetings. Interested parties who wish to communicate with the presiding independent director or the non-management directors as a group should follow the procedures found in this proxy statement under “Shareholder Communications.”
Director Nominating Process
      Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com. All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, recommendations must be received by the Company at least 120 calendar days prior to the date of the Company’s proxy statement for the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2007 Annual Meeting of Shareholders, this deadline is November 3, 2006. All recommendations will be brought to the attention of the Compensation, Nominating and Governance Committee.
      The Compensation, Nominating and Governance Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.
      The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the Chairman of the Board, shall periodically examine the composition of the Board and determine whether the Board would better serve its purposes with the addition of one or more directors. If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee shall initiate the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Compensation, Nominating and Governance Committee shall consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Compensation, Nominating and Governance Committee, and the Committee shall evaluate the candidates based on the needs of the Board at that time and issues of experience, reputation, judgment, diversity and skills, as set forth in the Company’s Corporate Governance Guidelines. Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, Company management or another third party. The Compensation, Nominating and Governance Committee shall submit any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.
Shareholder Communications
      The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee, the presiding independent director, the non-management directors as a group, or individual directors. Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339. This information is also contained on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.
Annual Performance Evaluations
      The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. The Board, Audit Committee and

Compensation, Nominating and Governance Committee each conducted an annual self-evaluation process during 2005.
Code of Conduct and Ethics
      The Board of Directors has adopted a Code of Conduct and Ethics and a Code of Conduct and Ethics for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct and Ethics comply with NYSE and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will also mail these materials to any shareholder who requests a copy. Requests may be made by contacting the Corporate Secretary as described above under “Corporate Governance Guidelines.”
Board Attendance
      During 2005, the Board of Directors held four meetings. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which they served. All of the Company’s directors are expected and encouraged to attend the Company’s Annual Meeting. All of the Company’s directors were in attendance at the Company’s 2005 Annual Meeting.
Board Committees
      The Board presently has three standing committees. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2005 is set forth below:

Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chairman), Richard W. Courts, II, Thomas C. Gallagher and James B. Williams. During 2005, this committee held five meetings. Effective as of the date of the Annual Meeting, Mr. Williams will retire as a director and will no longer serve on the Executive Committee.

Audit Committee. The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of, and reporting on, the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles and (c) the independent auditor’s audit of the Company’s internal control over financial reporting, which includes expressing an opinion on management’s assessment of the effectiveness of the internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s accounting and financial reporting process and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. The Audit Committee Report appears on page 28 of this proxy statement. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.genpt.com.

The current members of the Audit Committee are James B. Williams (Chairman), Michael M.E. Johns, M.D., Wendy B. Needham, Mary B. Bullock and Lawrence G. Steiner. All members of the Audit Committee are independent of the Company and management, as defined in Sections 303A.02 and

303A.06 of the New York Stock Exchange listing standards. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2005, the Audit Committee held five meetings. Effective as of the date of the Annual Meeting, Mr. Williams will retire as a director and will no longer serve on the Audit Committee.

The Board of Directors has determined that James B. Williams, Wendy B. Needham and Lawrence G. Steiner, members of the Audit Committee, meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” Mr. Williams served as Chairman and Chief Executive Officer of SunTrust Banks, Inc. from 1991 to 1998 and in such capacity has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions and other relevant experience. Ms. Needham was formerly Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003. Prior to that, Ms. Needham was a Principal, Automotive Research for Donaldson, Lufkin & Jenrette for six years. In both of these positions, Ms. Needham actively reviewed financial statements and prepared various financial analyses and evaluations of such financial statements and related business operations. Mr. Steiner retired in 2003 as Chairman and Chief Executive Officer of Ameripride Services Inc., having served as CEO since 2001 and Chairman since 1992. In such capacity, Mr. Steiner has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions and other relevant experience.

James B. Williams also serves on the audit committees of three other public companies: Rollins, Inc. and two of its related companies, RPC, Inc. and Marine Products Corporation. In compliance with the NYSE listing requirements, the Board has determined that such simultaneous service does not impair Mr. Williams’ ability to effectively serve on the Company’s Audit Committee.

Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee is authorized to review, recommend and approve the compensation of executive officers and other key employees of the Company, to administer the Company’s equity incentive plans, including the 1992 Stock Option and Incentive Plan, the 1999 Long-Term Incentive Plan and, if approved by the shareholders at the Annual Meeting, the 2006 Long-Term Incentive Plan, to administer the Directors’ Deferred Compensation Plan and the 2004 Annual Incentive Bonus Plan (and any successor plan) applicable to the executive officers of the Company and to implement, administer and amend certain other benefit plans of the Company. This Committee also evaluates potential nominees for election to the Board and recommends candidates for consideration by the Board and shareholders. A description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above. In addition, the Committee is responsible for developing and recommending to the Board a set of corporate governance principles, as well as periodically reevaluating those corporate governance principles. The current members of the Compensation, Nominating and Governance Committee are J. Hicks Lanier (Chairman), John D. Johns, Richard W. Courts, II and James B. Williams. All members of the Compensation, Nominating and Governance Committee are independent of the Company and management, as defined in Sections 303A.02 and 303A.06 of the NYSE listing standards. During 2005, the Compensation, Nominating and Governance Committee held four meetings. A current copy of the written charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com. Effective as of the date of the Annual Meeting, Mr. Williams will retire as a director and will no longer serve on the Compensation, Nominating and Governance Committee.

Compensation of Directors. During 2005, directors who were not full-time employees of the Company or its subsidiaries were paid $8,750 per fiscal quarter plus $1,250 per Board and committee meeting attended, except the Chairmen of the Audit Committee and the Compensation, Nominating and Governance Committee who were paid $10,000 per fiscal quarter and $1,250 per meeting attended.

      Additionally, on March 14, 2005, each of the non-employee directors was granted 1,500 restricted stock units pursuant to the provisions of the Genuine Parts Company 1999 Long Term Incentive Plan. Each restricted stock unit represents a fully vested right to receive one share of Common Stock on March 14, 2010, or earlier upon a termination of service as a director by reason of death, disability or retirement, or upon a change in control of the Company.
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth information as of February 20, 2006, as to persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

		Shares
		Beneficially		Percent
Title of Class	Name and Address of Beneficial Owner	Owned		of Class

Common Stock, $1.00 par value	Dodge & Cox One Sansome St., 35th Floor San Francisco, California 94104	20,125,285	(1)	11.6%
Common Stock, $1.00 par value	Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	9,340,000	(2)	5.4%
Common Stock, $1.00 par value	Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	8,674,313	(3)	5.0%

(1)	This information is based upon information included in a Schedule 13G/ A filed by Dodge & Cox on February 3, 2006. Dodge & Cox is a registered investment adviser. The reported shares are beneficially owned by clients of Dodge & Cox, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(2)	This information is based upon information included in a Schedule 13G/A filed by Capital Research and Management Company on February 10, 2006. Capital Research and Management Company is a registered investment advisor. Capital Research and Management Company is deemed to be the beneficial owner of the reported shares as a result of acting as an investment advisor to various registered investment companies.

(3)	This information is based upon information included in a Schedule 13G filed by Lord, Abbett & Co. LLC on February 14, 2006. Lord, Abbett & Co. LLC is a registered investment advisor. Lord, Abbett is deemed to be the beneficial owner of the reported shares as a result of its management of investment accounts for corporations, institutions and individuals.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
      Based on information provided to the Company, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company held by the Company’s directors, the Named Executive Officers (as defined in “Executive Compensation and Other Benefits” below) and all directors, nominees for director and executive officers of the Company as a group as of February 20, 2006:

	Shares of Common		Percentage of
	Stock		Common Stock
Name	Beneficially Owned(1)		Outstanding

Mary B. Bullock	4,292	(2)	*
R. Bruce Clayton	3,136,479	(3)	1.8%
Richard W. Courts, II	216,948	(4)	*
Jean Douville	24,617	(5)	*
Thomas C. Gallagher	738,553	(6)	*
John D. Johns	8,712	(7)	*
Michael M. E. Johns, M.D.	14,000	(8)	*
J. Hicks Lanier	46,881	(9)	*
Wendy B. Needham	4,000	(10)	*
Jerry W. Nix	3,246,257	(11)	1.9%
Larry L. Prince	716,553	(12)	*
Gary W. Rollins	35,030	(13)	*
Larry R. Samuelson	92,401	(14)	*
Lawrence G. Steiner	15,720	(15)	*
Robert J. Susor	1,210,697	(16)	*
James B. Williams	52,490	(17)	*
Directors, Nominees and Executive Officers as a Group (16 persons)	5,369,633	(18)	3.1%

*	Less than 1%.

(1)	Information relating to the beneficial ownership of Common Stock by directors, nominees for director and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC under Section 13(d) of the Securities Exchange Act of 1934. Except as indicated in other footnotes to this table, directors, nominees and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s, nominee’s or executive officer’s immediate family have a beneficial interest and as to which such shares the director, nominee or executive officer disclaims beneficial ownership.

(2)	Includes (i) 3,000 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 1,292 shares of Common Stock equivalents held in Ms. Bullock’s stock account under the Directors’ Deferred Compensation Plan. See “Corporate Governance — Compensation of Directors” above.

(3)	Includes 26,000 shares subject to stock options exercisable currently or within 60 days after February 20, 2006. Also includes 2,016,932 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Clayton is one of four trustees and 1,088,532 shares held in a benefit fund for Company employees for which Mr. Clayton is one of four trustees. Mr. Clayton disclaims beneficial ownership as to all such shares held in both trusts. Does not include 2,600 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Clayton.

(4)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 20, 2006, (ii) 3,000 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 7,373 shares of Common Stock equivalents held in Mr. Court’s stock account under the Directors’ Deferred Compensation Plan. Also includes 225 shares owned by Mr. Courts’ wife, 1,350 shares held by a trust for which Mr. Courts is a trustee, 110,000 shares held by a charitable foundation of which Mr. Courts is the President and 92,000 shares held by certain charitable foundations for which Mr. Courts is a trustee and thereby has shared voting and investment power. Mr. Courts disclaims beneficial ownership as to the shares held by his wife and such trusts and foundations.

(5)	Includes (i) 20,000 shares subject to stock options exercisable currently or within 60 days after February 20, 2006 and (ii) 2,367 shares of Common Stock equivalents held in Mr. Douville’s stock account under the Directors’ Deferred Compensation Plan.

(6)	Includes (i) 523,557 shares subject to stock options exercisable currently or within 60 days after February 20, 2006, and (ii) 946 shares owned jointly by Mr. Gallagher and his wife. Does not include 19,100 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Gallagher.

(7)	Includes (i) 3,000 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 3,659 shares of Common Stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan and (iii) 2,053 shares owned by Mr. Johns’ wife, as to which such shares Mr. Johns disclaims beneficial ownership.

(8)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 20, 2006, (ii) 3,000 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (iii) 7,197 shares of Common Stock equivalents held in Dr. Johns’ stock account under the Directors’ Deferred Compensation Plan and (iv) 803 shares owned jointly by Dr. Johns and his wife.

(9)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 20, 2006, (ii) 3,000 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and the ability to veto investment decisions made by the trustee. Also includes 9,900 shares held in four trusts for the benefit of Mr. Lanier’s siblings for which Mr. Lanier has sole voting power and the ability to veto investment decisions made by the trustees, 2,250 shares owned by Oxford Industries Foundation as to which Mr. Lanier has shared voting and investment power, and 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and thereby has sole voting and shared investment power. Mr. Lanier disclaims beneficial ownership as to the shares held in such trusts and foundations.

(10)	Includes (i) 3,000 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 1,000 shares held jointly by Ms. Needham and her husband.

(11)	Includes 91,450 shares subject to stock options exercisable currently or within 60 days after February 20, 2006. Also includes 2,016,932 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Nix is one of four trustees and 1,088,532 shares held in a benefit fund for Company employees of which Mr. Nix is one of four trustees. Mr. Nix disclaims beneficial ownership as to all such shares held in both trusts. Does not include 6,200 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Nix.

(12)	Includes (i) 190,000 shares subject to stock options exercisable currently or within 60 days after February 20, 2006 and (ii) 171,125 shares held by a charitable foundation for which Mr. Prince is a trustee and thereby has shared voting and investment power for such shares. Mr. Prince disclaims beneficial ownership as to such shares held in trust. Does not include 35,000 restricted stock units that each represent a right to receive one share of Common Stock on December 31, 2008, subject to earlier settlement in certain events outside the control of Mr. Prince.

(13)	Includes 500 shares held by Mr. Rollins’ wife and 34,030 held in a charitable foundation for which Mr. Rollins is a trustee and thereby has shared voting and investment power. Mr. Rollins disclaims beneficial ownership as to all such shares held by his wife and in trust.

(14)	Includes 72,311 shares subject to stock options exercisable currently or within 60 days after February 20, 2006. Does not include 7,800 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Samuelson.

(15)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 20, 2006, (ii) 3,000 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 2,407 shares held in trust for the benefit of Mr. Steiner, for which Mr. Steiner has sole voting and investment power. Also includes 1,313 shares owned by Mr. Steiner’s wife as to which such shares Mr. Steiner disclaims beneficial ownership.

(16)	Includes (i) 86,450 shares subject to stock options exercisable currently or within 60 days after February 20, 2006 and (ii) 688 shares owned jointly by Mr. Susor and his wife. Also includes 1,088,532 shares held in a benefit fund for Company employees of which Mr. Susor is one of four trustees. Mr. Susor disclaims beneficial ownership as to all such shares held in trust. Does not include 6,200 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Susor.

(17)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 20, 2006, (ii) 3,000 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 16,491 shares of Common Stock equivalents held in Mr. Williams’ stock account under the Directors’ Deferred Compensation Plan.

(18)	Includes (i) 1,048,768 shares or rights issuable to certain executive officers and directors upon the exercise of options or restricted stock units that are exercisable currently or within 60 days after February 20, 2006; (ii) 2,016,932 shares held in trust for Company’s employees under the Company’s Pension Plan; (iii) 1,088,532 shares held in a benefit fund for Company employees; and (iv)38,379 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan.

EXECUTIVE COMPENSATION AND OTHER BENEFITS
      The following table sets forth information for the fiscal years ended December 31, 2005, 2004 and 2003 concerning the annual and long-term compensation for services in all capacities to the Company by the Company’s Chief Executive Officer and the other four most highly compensated executive officers of the Company for 2005 (these five individuals are referred to in this proxy statement as the “Named Executive Officers”).
Summary Compensation Table

					Long Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities	All Other
				Other Annual	Stock	Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Awards($)(1)	Options/SARs(#)	($)(2)

Thomas C. Gallagher	2005	750,000	1,156,000	31,049	439,300	78,000	2,800
President, Chief	2004	597,500	1,049,400	20,582	332,878	69,000	2,600
Executive Officer	2003	542,000	427,924	13,139	—	—	2,400
and Chairman
Jerry W. Nix	2005	375,000	377,900	—	136,183	24,000	2,800
Vice Chairman	2004	320,000	330,800	—	113,398	24,000	2,600
and Chief	2003	275,000	162,928	—	—	—	2,400
Financial Officer
Larry R. Samuelson	2005	395,000	414,700	—	171,327	30,000	2,800
President — U.S.	2004	375,000	390,949	—	171,834	30,000	2,600
Automotive Parts Group	2003	313,936	270,628	—	—	—	2,400

Robert J. Susor	2005	375,000	320,100	—	136,183	24,000	2,800
Executive Vice	2004	320,000	297,200	—	113,398	24,000	2,600
President	2003	292,500	127,095	—	—	—	2,400

R. Bruce Clayton	2005	275,000	163,000	—	61,502	9,000	2,800
Senior Vice	2004	241,500	124,800	—	43,896	9,000	2,600
President —	2003	230,000	59,054	—	—	—	2,400
Human Resources

(1)	Represents restricted stock units (“RSUs”) that each represent a contingent right to receive one share of Company Common Stock in the future. The restricted stock units were earned on December 31 of the year of grant (provided certain pre-tax targets were achieved by the Company for the fiscal year) and will vest and be settled in shares of Common Stock after four years (or earlier upon a change of control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to his death or disability. Any dividends paid on the Company’s Common Stock will be converted into additional restricted stock units. Based on the closing price of the Company’s Common Stock on December 31, 2005 of $43.92 per share, the aggregate number and value of all RSUs held by the Named Executive Officers as of such date were as follows: Mr. Gallagher: 19,100 RSUs valued at $838,872; Mr. Nix: 6,200 RSUs valued at $272,304; Mr. Samuelson 7,800 RSUs valued at $342,576; Mr. Susor: 6,200 RSUs valued at $272,304; Mr. Clayton 2,600 RSUs valued at $114,192. In addition, as of December 31, 2005, Mr. Gallagher held 7,500 shares of restricted stock valued at $329,400.

(2)	“All Other Compensation” reflects Company matching contributions pursuant to the Genuine Partnership Plan, a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

SAR Grants in 2005
      The following table contains information about awards of stock appreciation rights (“SARs”) made to the Named Executive Officers on March 14, 2005 under the 1999 Long-Term Incentive Plan. No other SARs or stock options were granted to the Named Executive Officers during 2005. See “Compensation, Nominating and Governance Committee Report on Executive Compensation” below.

	Number of
	Securities	% of Total	Exercise
	Underlying	SARs Granted	or Base		Grant Date
	SARs Granted	to Employees	Price		Present
Name	(#)(1)	in Fiscal Year	($/Share)	Expiration Date	Value($)(2)

Thomas C. Gallagher	78,000	7%	$43.93	March 14, 2015	669,575
Jerry W. Nix	24,000	2%	$43.93	March 14, 2015	206,023
Larry R. Samuelson	30,000	3%	$43.93	March 14, 2015	257,529
Robert J. Susor	24,000	2%	$43.93	March 14, 2015	206,023
R. Bruce Clayton	9,000	1%	$43.93	March 14, 2015	77,259

(1)	Each SAR represents the right to receive from the Company upon exercise an amount, payable in shares of Common Stock, equal to the excess, if any, of the fair market value of one share of Common Stock on the date of exercise over the base value per share. The SARs were granted with a base value equal to the fair market value of the Company’s Common Stock on the date of grant. The SARs vest in equal annual installments on each of the first three anniversaries of the grant date, subject to accelerated vesting upon a termination of employment due to death, disability or retirement more than one year after the date of grant of the SAR or upon a change in control of the Company.

(2)	Based on the Black-Scholes option pricing model for use in valuing executive stock options. The actual value, if any, that a Named Executive Officer may realize will depend on the excess of the stock price over the base value on the date the SAR is exercised so there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The value calculations for the SARs listed above are based on the following assumptions: interest rate (based on the ask yield to maturity on a U.S. Treasury strip with a maturity equal to the term of the relevant SAR) of 4.1% for ten year SARs; expected dividend yield over the expected life of the SAR of 3.21%; volatility of 22.83% based upon standard deviation of annual returns of the Common Stock over the expected life of the SARs (6 years); turnover of 4% based on historical pattern of existing grants; and a date of exercise no sooner than the date first exercisable under the terms of the SAR and no later than the expiration date of the SAR.

Aggregated Option Exercises in 2005
and Year-End Option/ SAR Values
      The following table sets forth information with respect to stock options exercised by the Named Executive Officers during 2005 and the value of unexercised stock options and SARs granted in prior years under the 1999 Long-Term Incentive Plan to the Named Executive Officers and held by them as of December 31, 2005:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options/SARs		Options/SARs
		Value	at Fiscal Year-End(#)		at Fiscal Year-End($)(2)
	Shares Acquired	Realized
Name	on Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas C. Gallagher	16,197	290,641	497,557	133,246	6,391,921	443,027
Jerry W. Nix	23,138	452,902	83,450	56,412	901,554	438,067
Larry R. Samuelson	24,328	505,919	86,311	66,861	926,147	487,090
Robert J. Susor	15,638	311,386	78,450	56,412	841,885	438,067
R. Bruce Clayton	0	0	23,000	15,000	259,620	43,950

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Represents the fair market value as of December 31, 2005 ($43.92 per share closing stock price) of the shares underlying options and SARs less the exercise price of the options and base value of the SARs.
Equity Compensation Plan Information
      The following table gives information as of December 31, 2005 about the Common Stock that may be issued under all of the Company’s existing equity compensation plans.

				(c)
				Number of
	(a)		(b)	Securities
	Number of		Weighted	Remaining Available
	Securities to be		Average Exercise	for Future Issuance
	Issued Upon		Price of	Under Equity
	Exercise of		Outstanding	Compensation Plans
	Outstanding		Options,	(Excluding
	Options, Warrants		Warrants and	Securities Reflected
Plan Category	and Rights(1)		Rights	in Column(a))

Equity Compensation Plans Approved by Stockholders:	592,352	(2)	$32.28	– 0 –
	4,984,693	(3)	$33.97	1,546,771	(5)
Equity Compensation Plans Not Approved by Stockholders:	37,099	(4)	n/a	953,481
Total	5,614,144		—	2,500,252

(1)	This table does not include information for the EIS, Inc. 1993 Equity Incentive Plan assumed by the Company in connection with the acquisition of EIS, Inc. in 1998. As of December 31, 2005, a total of 12,393 shares of the Company’s Common Stock were issuable upon exercise of outstanding options under that assumed plan. The weighted average exercise price of those outstanding options is $18.47 per share. No additional options may be granted under the EIS, Inc. 1993 Equity Incentive Plan.

(2)	Genuine Parts Company 1992 Stock Option and Incentive Plan, as amended

(3)	Genuine Parts Company 1999 Long-Term Incentive Plan, as amended

(4)	Genuine Parts Company Director’s Deferred Compensation Plan, as amended

(5)	Includes up to 663,000 shares that remain available for awards of restricted stock or unrestricted stock.

Pension Plan Table
      The following table illustrates the combined (total) benefits payable annually under the Company’s Pension Plan and the Company’s Supplemental Retirement Plan to a participant with certain years of credited service and with certain final average earnings, assuming (i) retirement at age 65, (ii) the estimated maximum Social Security benefit payable to a participant retiring on December 31, 2005 and (iii) the benefit is paid as a single life annuity.
Years of Credited Service

Final Average
Annual
Earnings	15	20	25	30	35	40	45

400,000	150,040	160,040	170,040	180,040	190,040	200,040	210,040
450,000	170,040	181,290	192,540	203,790	215,040	226,290	237,540
500,000	190,040	202,540	215,040	227,540	240,040	252,540	265,040
600,000	230,040	245,040	260,040	275,040	290,040	305,040	320,040
700,000	270,040	287,540	305,040	322,540	340,040	357,540	375,040
800,000	310,040	330,040	350,040	370,040	390,040	410,040	430,040
900,000	350,040	372,540	395,040	417,540	440,040	462,540	485,040
1,000,000	390,040	415,040	440,040	465,040	490,040	515,040	540,040
1,100,000	430,040	457,540	485,040	512,540	540,040	567,540	595,040
1,200,000	470,040	500,040	530,040	560,040	590,040	620,040	650,040
1,300,000	510,040	542,540	575,040	607,540	640,040	672,540	705,040
1,400,000	550,040	585,040	620,040	655,040	690,040	725,040	760,040
1,500,000	590,040	627,540	665,040	702,540	740,040	777,540	815,040
1,600,000	630,040	670,040	710,040	750,040	790,040	830,040	870,040
1,700,000	670,040	712,540	755,040	797,540	840,040	882,540	925,040
      The Pension Plan Table above covers retirement benefits payable to the Named Executive Officers pursuant to (i) the Company’s noncontributory tax qualified Pension Plan (the “Pension Plan”) providing monthly benefits upon retirement to eligible employees (employees become eligible to participate in the Pension Plan after attaining age 21 and completing twelve months of service and 1,000 hours of service during such twelve months) and (ii) a Supplemental Retirement Plan maintained solely for the purpose of providing retirement benefits for key employees in excess of the limitations on Pension Plan benefits imposed by the Code.
      Each year the Company contributes an amount to the Pension Plan that is actuarially determined. Retirement benefits are based on a participant’s years of service and average monthly pay during the participant’s five highest paid years out of the participant’s last ten years of service prior to termination of employment, and benefits may be reduced by 50% of the participant’s Social Security benefits. Normal retirement age is 65; early retirement can be taken at age 55 with 15 years of credited service.
      The Code limits the amount of the annual benefits that may be payable under the Pension Plan. For 2005, this limit was $170,000 per year. Such amounts payable under the Pension Plan would be reduced by any other benefit payable to a participant under any collectively bargained pension or pension plan to which the Company has contributed.
      The Supplemental Retirement Plan is nonqualified, noncontributory and unfunded and is intended to be exempt from the participation, vesting, funding and fiduciary requirements of the Employee Retirement Income Security Act of 1974. Only persons whose annual, regular earnings are expected to be equal to or greater than the compensation limitation of Code Section 401(a)(17) ($210,000 in 2005) or such other dollar limitations as may be imposed by the Compensation, Nominating and Governance Committee of the

Company’s Board of Directors may participate in the Supplemental Retirement Plan. The Compensation, Nominating and Governance Committee reserves the right, however, to exclude an otherwise eligible employee from participating in the Supplemental Retirement Plan. All of the Named Executive Officers are participants in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides that each participant will receive for the remainder of his or her life an additional payment equal to the difference between (i) the amount the executive received under the Pension Plan and (ii) the full retirement income which the executive would have been entitled to receive under the Pension Plan had such Pension Plan income not been limited by the Code.
      For the Named Executive Officers, salary and bonus (as reflected on IRS Form W-2) approximates the compensation used to calculate combined (total) retirement benefits under the Pension Plan and the Supplemental Retirement Plan. The Named Executive Officers have the following number of years of credited service to the Company for purposes of calculating retirement benefits: Thomas C. Gallagher — 35 years; Jerry W. Nix — 27 years; Robert J. Susor — 37 years; Larry R. Samuelson — 31 years; and R. Bruce Clayton — 9 years.
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Overview
      The Compensation, Nominating and Governance Committee of the Company’s Board of Directors (the “Committee”) is composed entirely of individuals who are independent non-management directors. The Committee is responsible, among other matters, for making decisions with respect to the Company’s executive compensation policies. In addition, pursuant to authority granted by the Board of Directors, the Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. In making decisions regarding executive compensation, the Committee has attempted to implement a policy that serves the financial interests of the Company’s shareholders while providing appropriate incentives to its executive officers. In connection with its annual review of the Company’s executive compensation practices and the approval of executive compensation levels, the Committee retains the services of Hewitt Associates, an independent compensation consulting firm.
Policy Relative to Code Section 162(m)
      Code Section 162(m) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” under Code Section 162(m). Compensation payable under the Company’s annual bonus program for its executive officers, which was approved by the Company’s shareholders at the 2004 Annual Meeting of Shareholders, is designed to qualify as “performance-based” and therefore to be fully deductible by the Company. The 1999 Long-Term Incentive Plan permits the grant of stock options and stock appreciation rights that are fully deductible under Code Section 162(m). In addition, the 2006 Long-Term Incentive Plan being submitted to shareholders for approval at the Annual Meeting under Proposal 3 of this Proxy Statement will permit the grant of stock options and other awards that are fully deductible under Code Section 162(m). It is the Committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.
Elements of Executive Compensation
      The Company’s executive officers receive compensation comprised of base salaries, annual incentive bonuses, long-term incentive compensation in the form of stock options, stock appreciation rights, and/or restricted stock, and various benefits, including medical and pension plans.

Base Salary
      The Committee sets base salaries for the Company’s executive officers at levels generally below what it believes to be competitive salary levels in order to maintain an emphasis on incentive compensation. Each year, the Committee sets the base salary of the Chief Executive Officer based on (i) the Chief Executive Officer’s base salary in the prior year; (ii) increases in the cost of living; (iii) changes in responsibilities; (iv) the levels of chief executive officer compensation granted by the other companies that are included in the Peer Index (as defined in “Stock Performance Graph” below); (v) the Chief Executive Officer’s past performance (including the achievement in the prior year of certain goals, as described below) and (vi) specific skills of the Chief Executive Officer as they relate to the needs of the Company. The Committee’s review of the foregoing factors is subjective, and the Committee assigns no fixed value or weight to any of the factors when making its decisions regarding base salary. The Committee and the Chief Executive Officer set the base salary of each other executive officer of the Company based upon the same criteria relative to the position held.

Annual Incentive Bonuses
      In order to maximize the interests of the Company’s shareholders and its management, the Committee makes extensive use of annual incentive bonuses based on the performance factors set forth below as a part of each executive’s compensation. Pursuant to the Company’s Annual Incentive Bonus Plan (the “Annual Incentive Plan”), the Committee sets annual bonuses such that an executive officer’s annual bonus, assuming the Company achieves certain targets or goals, is approximately 57% of his or her total annual compensation. However, if the Company’s performance fluctuates markedly from the targets established by the Company, the executive officer may receive no bonus or may receive a bonus that constitutes as much as 66% of total annual compensation, depending upon the extent and direction of such fluctuations.
      Each year, the Committee sets the level of annual bonuses to be awarded to the Chief Executive Officer and other executive officers under the Annual Incentive Plan based upon goals set by the Company (“Company’s Goals”). The goals set by the Company for projected pre-tax profit (the “Profit Goals”) receive the most emphasis in calculating annual bonuses by the Committee since these goals most forcefully tie the interests of the Company’s shareholders and its executive officers together.
      The Company’s Goals are determined by aggregating all of the Profit Goals and any other applicable factors established at the lower levels of the Company and its subsidiaries (the “Base Goals”). Each Base Goal is set based upon (i) the prior year’s performance by a particular store, branch or distribution center, (ii) the overall economic outlook of the region served by the particular store, branch or distribution center setting the base goal and (iii) specific market opportunities. The formulation of the Base Goals is influenced to a degree by the Company’s management, which often attempts to set the tone and emphasis of base goals based on its interpretations of the above factors.
      Once the Base Goals have been compiled into the Company’s Goals, the Committee reviews and ratifies their content, then sets the annual bonus schedule for the Company’s Named Executive Officers based upon the Company’s Goals. The annual bonuses for certain other executive officers of the Company are based on the aggregate Base Goals for the division or divisions of the Company for which they are responsible.
      For fiscal year 2005, Thomas C. Gallagher, the Company’s Chief Executive Officer, earned a bonus equal to 61% of his total annual compensation.

Long-Term Incentive Compensation —

Stock Appreciation Rights and Performance Restricted Stock Units
      During 2005, the Committee provided long-term incentive compensation to the Company’s executive officers in the form of Stock Appreciation Rights and Performance Restricted Stock Units under the 1999 Long-Term Incentive Plan (the “1999 Plan”). The Committee believes that these equity grants are an effective way for the Company to align the interests of the Company’s executives with its shareholders.

      In granting such equity awards, the Committee considered (i) the recipient’s level of responsibility; (ii) the recipient’s specific function within the Company’s overall organization; (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient’s position(s); (iv) the number of awards granted to executive officers by the other companies that are included in the Peer Index; and (v) the amount of awards currently held by the executive officer. The Committee’s review of the foregoing factors was subjective, and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding grants.
      In 2005, the Committee granted Stock Appreciation Rights of 1,169,400 shares of Common Stock at fair market value on the date of grant to 265 key employees, including each of the Named Executive Officers. The grants ranged in size from 1,000 to 78,000 shares, with Mr. Gallagher, the Company’s Chairman, President and Chief Executive Officer, receiving the largest such grant. Additionally, the Committee granted Performance Restricted Stock Units totaling 78,600 units to 49 key employees, including each of the Named Executive Officers. The grants ranged in size from 400 units to 10,000 units, with Mr. Gallagher receiving the largest such grant.

Members of the Compensation, Nominating and
Governance Committee in 2005:

J. Hicks Lanier (Chairman)
Richard W. Courts, II
John D. Johns
James B. Williams
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION
      The following directors served on the Compensation, Nominating and Governance Committee during 2005: Richard W. Courts, II, John D. Johns, J. Hicks Lanier and James B. Williams. None of such persons was an officer or employee of the Company during 2005 or at any time in the past. Mr. Lanier is Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc., one of whose directors is the Company’s Chairman of the Board, President and Chief Executive Officer, Thomas C. Gallagher.
CHANGE OF CONTROL AND
EMPLOYMENT TERMINATION ARRANGEMENTS
      The Company has entered into severance agreements (“Severance Agreements”) with the following Named Executive Officers: Thomas C. Gallagher, Jerry W. Nix and Robert J. Susor. Each Severance Agreement provides that following a change in the control of the Company (as defined in the agreements), if the executive officer’s employment with the Company terminates, voluntarily or involuntarily, for any reason or for no reason, within two years after the change of control (but prior to the executive officer’s reaching age 65), the executive officer will be entitled to receive the following severance payment:

(1) If the executive officer is younger than age 62 at the time of termination of his employment, the executive officer shall receive an amount equal to one dollar less than a sum equal to three times his average annual compensation for the five full taxable years ending before the date of the change of control (the “Base Severance Amount”); or

(2) If the officer is age 62 or older at the time of termination of his employment, he shall receive an amount computed by dividing the Base Severance Amount by 36 and multiplying the result of that division by the number of whole months between the date of termination of employment and the date the executive officer would reach age 65.

      In addition, if an executive officer incurs a federal excise tax under the “golden parachute rules” under Section 280G of the Code with respect to any part or all of the amounts received pursuant to his Severance Agreement, the Company is required to pay the executive officer a sum equal to such excise tax so incurred by the executive officer plus all excise taxes and federal, state and local income taxes incurred by the executive officer with respect to receipt of this additional payment. Furthermore, the Company has agreed to pay all legal fees and expenses incurred by an executive officer in the pursuit of the rights and benefits provided by his Severance Agreement.
      These Severance Agreements will remain in effect as long as each executive officer remains employed by the Company.
      The Company’s Supplemental Retirement Plan provides that in the event of a “change of control” of the Company (as defined therein) (i) any participant whose employment is terminated for any reason during the five year period following the change of control and who prior to such termination of employment had attained age 55 and completed 15 or more years of credited service for vesting purposes, shall be entitled to receive a lump sum payment equal to the actuarially determined value of the supplemental retirement income accrued by the participant as of the date of his or her termination and (ii) any participant who has previously terminated employment and either was receiving supplemental retirement income under the Supplemental Retirement Plan at the time of the change of control or is entitled to receive such benefits in the future shall receive a lump sum payment equal to the actuarially determined value of his or her unpaid supplemental retirement income. For purposes of these provisions, the Supplemental Retirement Plan states that actuarial equivalents shall be determined using the mortality and interest rate assumption set forth in the Pension Plan.
PROPOSAL 3
APPROVAL OF THE GENUINE PARTS COMPANY
2006 LONG-TERM INCENTIVE PLAN
      On November 21, 2005, the Board of Directors adopted, subject to shareholder approval at the Annual Meeting, the Genuine Parts Company 2006 Long-Term Incentive Plan (the “2006 Plan”). The 2006 Plan will become effective as of the date it is approved by the shareholders.
      The Company currently maintains the Genuine Parts Company 1999 Long-Term Incentive Plan, as amended and restated as of November 19, 2001 (the “1999 Plan”). As of February 10, 2006, there were approximately 1.5 million shares of the Company’s Common Stock reserved and available for future awards under the 1999 Plan. If the shareholders approve the 2006 Plan, all future equity grants to its employees, officers and directors will be made from the 2006 Plan, and the Company will not grant any additional awards under the 1999 Plan. However, the Company reserves the right to pay discretionary bonuses, or other types of compensation, outside of this new plan.
      All of the Company’s employees (approximately 31,700, including 150 officers, as of February 10, 2006) and directors are eligible to participate in the 2006 Plan.
      A summary of the 2006 Plan is set forth below. This summary is qualified in its entirety by the full text of the plan, which is attached to this Proxy Statement as Appendix A.
Summary of the 2006 Plan
      Purpose. The purpose of the plan is to promote the Company’s success by linking the personal interests of its employees, officers and directors to those of the Company’s shareholders, and by providing participants with an incentive for outstanding performance.
      Permissible Awards. The plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of Common Stock, which may be nonqualified stock options or incentive stock options under the Code;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share of Common Stock on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation, Nominating and Governance Committee;

•	restricted or deferred stock units, which represent the right to receive shares of Common Stock (or an equivalent value in cash or other property) in the future, based upon the attainment of stated vesting or performance criteria;

•	dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying an award (dividend equivalents may not be granted with respect to stock options or stock appreciation rights);

•	performance-based cash awards; and

•	other stock-based awards in the discretion of the Compensation, Nominating and Governance Committee, including unrestricted stock grants.
      Shares Available for Awards. Subject to adjustment as provided in the plan, the aggregate number of shares of Common Stock reserved and available for issuance pursuant to awards granted under the plan is 8,000,000.
      Limitations on Awards. The maximum number of shares of Common Stock that may be covered by options and stock appreciation rights granted under the plan to any one person during any one calendar year is 500,000. The maximum number of shares of Common Stock that may be granted under the plan in the form of restricted stock, restricted stock units, deferred stock units, performance shares or other stock-based awards (other than options or stock appreciation rights) under the plan to any one person during any one calendar year is 500,000. The aggregate dollar value of any performance-based cash award or other cash-based award that may be paid to any one participant during any one calendar year under the plan is $7,500,000.
      Administration. The plan will be administered by the Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the plan; and make all other decisions and determinations that may be required under the plan. The Board of Directors may at any time administer the plan. If it does so, it will have all the powers of the Compensation, Nominating and Governance Committee under the plan.
      Performance Goals. All options and stock appreciation rights granted under the plan will be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The Compensation, Nominating and Governance Committee may designate any other award granted under the plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Compensation, Nominating and Governance Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a division, business unit, affiliate, department or function within the Company or an affiliate:

•	Revenue

•	Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Return measures (including, but not limited to, return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales);

•	Market share

•	Improvements in capital structure

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Working capital targets relating to inventory and/or accounts receivable

•	Service or product delivery

•	Service or product quality

•	Inventory management

•	Customer satisfaction

•	Meeting budgets

•	Employee retention
      The Compensation, Nominating and Governance Committee must establish such goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the Compensation, Nominating and Governance Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal.
      Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution; provided, however, that the Compensation, Nominating and Governance Committee may permit other transfers where it concludes that such transferability is not for value, does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Compensation, Nominating and Governance Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.
      Acceleration Upon Certain Events. Unless otherwise provided in an award certificate, if a participant’s service terminates by reason of death or disability, all of such participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable, all time-based vesting restrictions on his or her outstanding awards will lapse, and the target payout opportunities attainable under all of such participant’s outstanding performance-based awards will be deemed to have been fully earned as of the date of termination based upon (a) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (b) the actual level of achievement of all relevant performance goals against target, if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there will be a prorata payout to the participant or his or her estate within 30 days following the date of termination based upon the length of time within the performance period that has elapsed prior to the date of termination. If a participant is terminated without cause (as defined in the plan) within two years after a change in control of the Company, all of such participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable, all time-based vesting restrictions on his or her outstanding awards will lapse and the target payout opportunities attainable under such participant’s outstanding performance-based awards will be deemed to have been fully earned based upon an assumed achievement of all relevant performance goals at the “target” level and there will be a prorata payout to the participant or his or her estate within 30 days following the date of termination based upon the length of time within the performance period that has elapsed prior to the date of termination. In addition, subject to limitations applicable to certain qualified performance-based awards, the Compensation, Nominating and Governance Committee may accelerate awards for any other reason in its discretion. The Compensation, Nominating and Governance Committee may discriminate among participants or among awards in exercising such discretion.
      Adjustments. In the event of a stock-split, a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the Common Stock into a lesser number of shares, the share authorization limits under the plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price for such award. If the Company is involved in another corporate transaction or event that affects the Common Stock, such as an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the share authorization limits under the plan will be adjusted proportionately, and the Compensation, Nominating and Governance Committee may adjust the plan and outstanding awards to preserve the benefits or potential benefits of the awards.
      Termination and Amendment. The Board of Directors or the Compensation, Nominating and Governance Committee may, at any time and from time to time, terminate or amend the plan, but if an amendment to the plan would materially increase the number of shares of stock issuable under the plan, expand the types of awards provided under the plan, materially expand the class of participants eligible to participate in the plan, materially extend the term of the plan or otherwise constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, the Board of Directors or the Compensation, Nominating and Governance Committee may condition any amendment on the approval of the shareholders for any other reason. No termination or amendment of the plan may adversely affect any award previously granted under the plan without the written consent of the participant.
      The Compensation, Nominating and Governance Committee may amend or terminate outstanding awards. However, any such amendments that may reduce or diminish the value of an award require the consent of the participant and, unless approved by the shareholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
      Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options cannot be repriced, directly or indirectly, without the prior consent of the Company’s shareholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underling stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of the Company’s shareholders.
Certain Federal Tax Effects
      Nonqualified Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
      Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to the Company upon the grant of an incentive stock option, and typically will be no federal income tax consequences upon the exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the

Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.
      Stock Appreciation Rights. A participant receiving a stock appreciation right under the plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.
      Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Common Stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.
      Restricted or Deferred Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of Common Stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the Common Stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).
      Performance Awards. A participant generally will not recognize income, and the Company will not be allowed a tax deduction, at the time performance awards are granted. Upon receipt of shares of cash, stock or other property in settlement of a performance award, the cash amount or the fair market value of the stock or other property will be ordinary income to the participant, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).
      Code Section 409A. The plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and stock appreciation rights that comply with the terms of the plan and do not have a deferral feature, are generally exempt from the application of Code Section 409A. Restricted stock units and performance units generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.
Benefits to Named Executive Officers and Others
      As of February 10, 2006, no awards had been granted under the 2006 Long-Term Incentive Plan. Awards will be made at the discretion of the Compensation, Nominating and Governance Committee or pursuant to delegated authority. Therefore, it is not presently possible to determine the benefits or amounts that will be received by such persons or groups pursuant to the plan in the future.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE 2006 LONG-TERM INCENTIVE PLAN. ALL VALID PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

STOCK PERFORMANCE GRAPH
      Set forth below is a line graph comparing the yearly dollar change in the cumulative total shareholder return on the Company’s Common Stock against the cumulative total shareholder return of the Standard and Poor’s 500 Stock Index and a peer group composite index structured by the Company as set forth below for the five year period that commenced December 31, 2000 and ended December 31, 2005. This graph assumes that $100 was invested on December 31, 2000 in Genuine Parts Company Common Stock, the S&P 500 Stock Index (the Company is a member of the S&P 500, and its cumulative total shareholder return went into calculating the S&P 500 results set forth in the graph) and the peer group composite index as set forth below and assumes reinvestment of all dividends.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

Genuine Parts Company, S&P Index & Peer Group Composite Index
Cumulative Total Shareholder Return ($) at Fiscal Year End

	2000	2001	2002	2003	2004	2005

Genuine Parts Company	100.00	145.49	126.35	141.38	193.55	198.52

S&P 500	100.00	88.11	68.64	88.33	97.94	102.75

Peer Index	100.00	125.78	111.99	155.58	182.16	192.93

      In constructing the peer group composite index (“Peer Index”) for use in the stock performance graph above, the Company used the shareholder returns of various publicly held companies (weighted in accordance with each company’s stock market capitalization at December 29, 2000 and including reinvestment of dividends) that compete with the Company in three industry segments: automotive parts, industrial parts and office products (each group of companies included in the Peer Index as competing with the Company in a separate industry segment is hereinafter referred to as a “Peer Group”). Included in the automotive parts Peer Group are those companies making up the Dow Jones Auto Parts and Equipment Index (the Company is a member of such industry group, and its individual shareholder return was included when calculating the Peer Index results set forth in the performance graph). Included in the industrial parts Peer Group are Applied Industrial Technologies, Inc. and Kaman Corporation and included in the office products Peer Group is United Stationers Inc. The Peer Index for 2005 does not break out a separate electrical/electronic peer group due to that fact that there is currently no true market comparative. The electrical/electronic component of sales is redistributed to the Company’s other segments on a pro rata basis to calculate the final Peer Index.

      In determining the Peer Index, each Peer Group was weighted to reflect the Company’s annual net sales in each industry segment. Each industry segment of the Company comprised the following percentages of the Company’s net sales for the fiscal years shown:

Industry Segment	2001	2002	2003	2004	2005

Automotive Parts	51.51%	52.27%	52.76%	51.92%	51.26%
Industrial Parts	27.07%	27.08%	26.56%	27.51%	28.39%
Office Products	16.72%	16.84%	17.17%	16.90%	16.90%
Electrical/Electronic Materials	4.70%	3.81%	3.51%	3.67%	3.45%
PROPOSAL 4
RATIFICATION OF SELECTION OF AUDITORS
      The Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the current fiscal year ending December 31, 2006. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related services to the Company during 2006. Although ratification by the shareholders of the selection of Ernst & Young LLP as independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditors in auditing the Company’s financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 2006.
      Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 2005. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Audit and Non-Audit Fees
      Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements for 2004 and 2005, the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2004 and 2005 and for the reviews of the Company’s financial statements included in the Company’s Forms 10-Q filed with the SEC during 2004 and 2005 were approximately $4.8 million and $4.4 million, respectively.
      Audit Related Fees. The aggregate fees billed by Ernst & Young LLP for 2004 and 2005 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $101,000 and $94,000, respectively. These services primarily related to the Company’s benefit plans and audit consultations.
      Tax Fees. The aggregate fees billed by Ernst & Young LLP for 2004 and 2005 for professional services rendered for tax compliance, tax advice and tax planning for the Company were $1.9 million ($1.8 million for tax compliance and $100,000 for tax planning) and $1.5 million ($1.5 million for tax compliance and $0 for tax planning), respectively.
      All Other Fees. No fees were billed by Ernst & Young LLP for professional services rendered during 2004 and 2005 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy
      Under the Audit Committee’s Charter and Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chairman of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management. The term of any pre-approval is twelve months unless the Audit Committee specifically provides for a different period.
      The Audit Committee will approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The Audit Committee also will approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require specific pre-approval by the Audit Committee or by the Chairman of the Audit Committee.
      In determining the approval of services by the independent auditors, the Audit Committee or its Chairman evaluates each service to determine whether the performance of such service would (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing its own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company.
      All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Company’s Audit Committee pursuant to legal requirements and the Company’s Audit Committee Charter and Pre-Approval Policy.
Audit Committee Review
      The Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2005 and has determined that the services rendered are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors is comprised of five directors who are independent directors as defined under the NYSE corporate governance listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit

Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2005 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2005 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s 2005 Annual Report to Shareholders.
      The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditor’s independence.
      The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2005 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.

Members of the Audit Committee in 2005

James B. Williams (Chairman)
Mary B. Bullock
Michael M.E. Johns, M.D.
Wendy B. Needham
Lawrence G. Steiner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2005, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.
SOLICITATION OF PROXIES
      The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of approximately $9,000 and reimbursement of certain expenses. Officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation may be by mail, telephone, Internet or personal contact.
OTHER MATTERS
      Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.
      Whether or not you expect to be present at the Annual Meeting in person, please vote, sign, date and return the enclosed proxy card promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. Or, if you prefer, you can vote by telephone or Internet voting by following the instructions on the enclosed proxy card.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Proposals of shareholders of the Company intended to be presented for consideration at the 2007 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 3, 2006, in order to be included in the Company’s proxy statement and form of proxy relating to the 2007 Annual Meeting of Shareholders. In addition, with respect to any shareholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2007 Annual Meeting of Shareholders but is instead sought to be presented directly to the shareholders at the 2007 Annual Meeting, management will be able to vote proxies in its discretion if either (i) the Company does not receive notice of the proposal before the close of business on January 17, 2007, or (ii) the Company receives notice of the proposal before the close of business on January 17, 2007 and advises shareholders in the proxy statement for the 2007 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, unless the shareholder notifies the Company by January 17, 2007 that it intends to deliver a proxy statement with respect to such proposal and thereafter takes the necessary steps to do so.

Appendix A

GENUINE PARTS COMPANY
2006 LONG-TERM INCENTIVE PLAN

GENUINE PARTS COMPANY
2006 LONG-TERM INCENTIVE PLAN

ARTICLE 1 PURPOSE		A-1
1.1	General	A-1
ARTICLE 2 DEFINITIONS		A-1
2.1	Definitions	A-1
ARTICLE 3 EFFECTIVE TERM OF PLAN		A-5
3.1	Effective Date	A-5
3.2	Termination of Plan	A-5
ARTICLE 4 ADMINISTRATION		A-5
4.1	Committee	A-5
4.2	Actions and Interpretations by the Committee	A-6
4.3	Authority of Committee	A-6
4.4	Award Certificates	A-7
ARTICLE 5 SHARES SUBJECT TO THE PLAN		A-7
5.1	Number of Shares	A-7
5.2	Share Counting	A-7
5.3	Stock Distributed	A-7
5.4	Limitation on Awards	A-7
ARTICLE 6 ELIGIBILITY		A-8
6.1	General	A-8
ARTICLE 7 STOCK OPTIONS		A-8
7.1	General	A-8
7.2	Incentive Stock Options	A-8
ARTICLE 8 STOCK APPRECIATION RIGHTS		A-9
8.1	Grant of Stock Appreciation Rights	A-9
ARTICLE 9 PERFORMANCE AWARDS		A-9
9.1	Grant of Performance Awards	A-9
9.2	Performance Goals	A-10
9.3	Right to Payment	A-10
9.4	Other Terms	A-10
ARTICLE 10 RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS		A-10
10.1	Grant of Restricted Stock and Restricted Stock Units	A-10
10.2	Issuance and Restrictions	A-11
10.3	Forfeiture	A-11
10.4	Delivery of Restricted Stock	A-11
ARTICLE 11 DEFERRED STOCK UNITS		A-11
11.1	Grant of Deferred Stock Units	A-11

A-i

ARTICLE 12 DIVIDEND EQUIVALENTS		A-11
12.1	Grant of Dividend Equivalents	A-11
ARTICLE 13 STOCK OR OTHER STOCK-BASED AWARDS		A-12
13.1	Grant of Stock or Other Stock-Based Awards	A-12
ARTICLE 14 PROVISIONS APPLICABLE TO AWARDS		A-12
14.1	Stand-Alone and Tandem Awards	A-12
14.2	Term of Awards	A-12
14.3	Form of Payment of Awards	A-12
14.4	Limits on Transfer	A-12
14.5	Beneficiaries	A-12
14.6	Stock Certificates	A-12
14.7	Acceleration upon Death or Disability	A-13
14.8	Acceleration upon a Change in Control	A-13
14.9	Acceleration for Any Other Reason	A-13
14.10	Effect of Acceleration	A-13
14.11	Qualified Performance-Based Awards	A-14
14.12	Termination of Employment	A-15
14.13	Forfeiture Events	A-15
14.14	Substitute Awards	A-16
ARTICLE 15 CHANGES IN CAPITAL STRUCTURE		A-16
15.1	General	A-16
ARTICLE 16 AMENDMENT, MODIFICATION AND TERMINATION		A-16
16.1	Amendment, Modification and Termination	A-16
16.2	Awards Previously Granted	A-17
ARTICLE 17 GENERAL PROVISIONS		A-17
17.1	No Rights to Awards; Non-Uniform Determinations	A-17
17.2	No Shareholder Rights	A-17
17.3	Withholding	A-17
17.4	Special Provisions Related to Section 409A of the Code	A-18
17.5	No Right to Continued Service	A-18
17.6	Unfunded Status of Awards	A-18
17.7	Relationship to Other Benefits	A-18
17.8	Expenses	A-18
17.9	Titles and Headings	A-18
17.10	Gender and Number	A-18
17.11	Fractional Shares	A-18
17.12	Government and Other Regulations	A-19
17.13	Governing Law	A-19
17.14	Additional Provisions	A-19
17.15	No Limitations on Rights of Company	A-19
17.16	Indemnification	A-19

A-ii

GENUINE PARTS COMPANY
2006 LONG-TERM INCENTIVE PLAN
ARTICLE 1
PURPOSE
      1.1.     GENERAL. The purpose of the Genuine Parts Company 2006 Long-Term Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Genuine Parts Company (the “Company”), by linking the personal interests of employees, officers, and directors of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers and directors of the Company and its Affiliates.
ARTICLE 2
DEFINITIONS
      2.1.     DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Deferred Stock Unit Award, Performance Award, Dividend Equivalent Award, Other Stock-Based Award, Performance-Based Cash Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Awards or series of Awards under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” as a reason for a Participant’s termination of employment, unless otherwise defined in the applicable Award Certificate, shall mean a determination by the Board that Executive has committed or engaged in either (i) any act that constitutes, on the part of the Participant, fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; (ii) willful disregard of published Company policies and procedures or codes of ethics; or (iii) conduct by the Participant in his office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith; provided, that in the case of (ii) or (iii) above, such conduct shall not constitute “Cause” unless the Board shall have delivered to Executive notice setting forth with specificity (A) the conduct deemed to qualify as “Cause”, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than 30 days) within which the Participant may take such remedial action, and the Participant shall not have taken such specified remedial action within the specified time.

(f) “Change in Control” means and includes the occurrence of any one of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 20% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, consolidation or share exchange or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

(h) “Committee” means the committee of the Board described in Article 4.

(i) “Company” means Genuine Parts Company, a Georgia corporation, or any successor corporation.

(j) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option, or a Stock Appreciation Right issued in tandem with an Incentive Stock Option, “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Status as a Participant shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(k) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(l) “Disability” shall mean any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in
Section 22(e)(3) of the Code.

(m) “Deferred Stock Unit” means a right granted to a Participant under Article 11.

(n) “Dividend Equivalent” means a right granted to a Participant under Article 12.

(o) “Effective Date” has the meaning assigned such term in Section 3.1.

(p) “Eligible Participant” means an employee, officer, consultant or director of the Company or any Affiliate.

(q) “Exchange” means the Nasdaq National Market or any national securities exchange on which the Stock may from time to time be listed or traded.

(r) “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(s) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a relatively short period of time after the Grant Date.

(t) “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(u) “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(v) “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

(w) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(x) “Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(y) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(z) “Participant” means a person who, as an employee, officer, director or consultant of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(aa) “Performance Award” means Performance Shares or Performance Units or Performance-Based Cash Awards granted pursuant to Article 9.

(bb) “Performance-Based Cash Award” means a right granted to a Participant under Article 9 to a cash award to be paid upon achievement of such performance goals as the Committee establishes with regard to such Award.

(cc) “Performance Share” means any right granted to a Participant under Article 9 to a unit to be valued by reference to a designated number of Shares to be paid upon achievement of such performance goals as the Committee establishes with regard to such Performance Share.

(dd) “Performance Unit” means a right granted to a Participant under Article 9 to a unit valued by reference to a designated amount of cash or property other than Shares, to be paid to the Participant upon achievement of such performance goals as the Committee establishes with regard to such Performance Unit.

(ee) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(ff) “Plan” means the Genuine Parts Company 2006 Long-Term Incentive Plan, as amended from time to time.

(gg) “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 14.12(b), or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(hh) “Qualified Business Criteria” means one or more of the Business Criteria listed in
Section 14.12(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(ii) “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(jj) “Restricted Stock Unit Award” means the right granted to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(kk) “Retirement” in the case of an employee means termination of employment with the Company, a Parent or Subsidiary after attaining age 65.

(ll) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(mm) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Section 15.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 15.1.

(nn) “Stock” means the $1.00 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

(oo) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(pp) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(qq) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(rr) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
ARTICLE 3
EFFECTIVE TERM OF PLAN
      3.1.     EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by both the Board and the shareholders of the Company (the “Effective Date”).
      3.2.     TERMINATION OF PLAN. The Plan shall terminate on the tenth anniversary of the Effective Date unless earlier terminated as provided herein. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination.
ARTICLE 4
ADMINISTRATION
      4.1.     COMMITTEE. The Plan shall be administered by the Compensation, Nominating and Governance Committee (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of Code Section 162(m)) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.
      4.2.     ACTIONS AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
      4.3.     AUTHORITY OF COMMITTEE. Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(f) Accelerate the vesting, exercisability or lapse of restrictions of any outstanding Award, in accordance with Article 14, based in each case on such considerations as the Committee in its sole discretion determines;

(g) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(h) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(i) Decide all other matters that must be determined in connection with an Award;

(j) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(k) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(l) Amend the Plan or any Award Certificate as provided herein; and

(m) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.
      Notwithstanding the foregoing, grants of Awards to Non-Employee Directors hereunder shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time, and the Committee may not make discretionary grants hereunder to Non-Employee Directors.

      4.4.     AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
ARTICLE 5
SHARES SUBJECT TO THE PLAN
      5.1.     NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 8,000,000, all of which may be issued upon exercise of Incentive Stock Options granted under the Plan.
      5.2.     SHARE COUNTING.
      (a) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.
      (b) Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.
      (c) Shares withheld from an Award to satisfy minimum tax withholding requirements will again be available for issuance pursuant to Awards granted under the Plan (but Shares delivered by a Participant to satisfy tax withholding requirements shall not be added back to the number of Shares available for issuance under the Plan).
      (d) If the exercise price of an Option is satisfied by delivering Shares to the Company (by either actual delivery or attestation), only the number of Shares issued in excess of the delivery or attestation shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.
      (e) To the extent that the full number of Shares subject to an Option or SAR is not issued upon exercise of the Option or SAR for any reason, only the number of Shares issued and delivered upon exercise of the Option or SAR shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.
      (f) Substitute Awards granted pursuant to Section 14.14 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.
      5.3.     STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
      5.4.     LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 15.1), the maximum number of Shares with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Participant shall be 500,000; The maximum aggregate grant with respect to Awards of Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or other Stock-Based Awards (other than Options or SARs) granted in any one calendar year to any one Participant shall be 500,000. The aggregate dollar value of any Performance-Based Cash Award or other cash-based award that may be paid to any one Participant during any one calendar year under the Plan shall be $7,500,000.

ARTICLE 6
ELIGIBILITY
      6.1.     GENERAL. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted to only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code.
ARTICLE 7
STOCK OPTIONS
      7.1.     GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.18) shall not be less than the Fair Market Value as of the Grant Date.

(b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested. Subject to Section 14.9, the Committee may waive any exercise or vesting provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable or vested at an earlier date. The Committee may permit an arrangement whereby receipt of Stock upon exercise of an Option is delayed until a specified future date.

(c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants.

(d) EXERCISE TERM. In no event may any Option be exercisable for more than ten years from the Grant Date.
      7.2.     INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) EXERCISE PRICE. The exercise price of an Incentive Stock Option shall not be less than the Fair Market Value as of the Grant Date.

(b) LAPSE OF OPTION. Subject to any earlier termination provision contained in the Award Certificate, an Incentive Stock Option shall lapse upon the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in subsections (3), (4) or (5) below, provide in writing that the Option will extend until a later date, but if an Option is so extended and is exercised after the dates specified in subsections (3) and (4) below, it will automatically become a Non-Qualified Stock Option:

(1) The expiration date set forth in the Award Certificate.

(2) The tenth anniversary of the Grant Date.

(3) Three months after termination of the Participant’s Continuous Status as a Participant for any reason other than the Participant’s Disability or death.

(4) One year after the Participant’s Continuous Status as a Participant by reason of the Participant’s Disability.

(5) One year after the Participant’s death if the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses.

Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 14, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the Shares that were otherwise vested on the Participant’s termination of employment. Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s beneficiary, determined in accordance with Section 14.5.

(c) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the Grant Date) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

(d) TEN PERCENT OWNERS. No Incentive Stock Option shall be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per Share at the Grant Date and the Option expires no later than five years after the Grant Date.

(e) RIGHT TO EXERCISE. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(f) ELIGIBLE GRANTEES. The Committee may not grant an Incentive Stock Option to a person who is not at the Grant Date an employee of the Company or a Parent or Subsidiary.
ARTICLE 8
STOCK APPRECIATION RIGHTS
      8.1.     GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a) RIGHT TO PAYMENT. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1) The Fair Market Value of one Share on the date of exercise; over

(2) The base price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one Share on the Grant Date (unless the SAR is granted in tandem with an Option after the Grant Date of the Option, in which case, the base price of the SAR may equal the exercise price of the related Option even if less than the Fair Market Value of one Share on the Grant Date of the SAR).

(b) OTHER TERMS. All awards of Stock Appreciation Rights shall be evidenced by an Award Certificate. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.
ARTICLE 9
PERFORMANCE AWARDS
      9.1.     GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant Performance Shares, Performance Units or Performance-Based Cash Awards to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.
      9.2.     PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.
      9.3.     RIGHT TO PAYMENT. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of Shares, or the equivalent cash value, if the performance goals established by the Committee are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash or other property, including Shares, variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance-Based Cash Award to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The Committee shall set performance goals and other terms or conditions to payment of the Performance Awards in its discretion which, depending on the extent to which they are met, will determine the value of the Performance Awards that will be paid to the Participant.
      9.4.     OTHER TERMS. Performance Awards may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Certificate. For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination by the Committee of the amount of the payment under the Award, or, if the Committee so directs, the date immediately preceding the date the Award is paid.
ARTICLE 10
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS
      10.1.     GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

      10.2.     ISSUANCE AND RESTRICTIONS. Restricted Stock or Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, and the Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units.
      10.3.     FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Certificate that restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units.
      10.4.     DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
ARTICLE 11
DEFERRED STOCK UNITS
      11.1.     GRANT OF DEFERRED STOCK UNITS . The Committee is authorized to grant Deferred Stock Units to Participants subject to such terms and conditions as may be selected by the Committee. Deferred Stock Units shall entitle the Participant to receive Shares of Stock (or the equivalent value in cash or other property if so determined by the Committee) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections. An Award of Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms and conditions applicable to the Award.
ARTICLE 12
DIVIDEND EQUIVALENTS
      12.1.     GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of Shares subject to an Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional Shares, or otherwise reinvested.

ARTICLE 13
STOCK OR OTHER STOCK-BASED AWARDS
      13.1.     GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.
ARTICLE 14
PROVISIONS APPLICABLE TO AWARDS
      14.1.     STAND-ALONE AND TANDEM AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan. Subject to Section 16.2, awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
      14.2.     TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Option or a Stock Appreciation Right exceed a period of ten years from its Grant Date (or, if Section 7.2(d) applies, five years from its Grant Date).
      14.3.     FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.
      14.4.     LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards; provided further, however, that no Award may be transferred for value (as defined in the General Instructions to Form S-8 under the 1933 Act).
      14.5.     BENEFICIARIES. Notwithstanding Section 14.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.
      14.6.     STOCK CERTIFICATES. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.
      14.7.     ACCELERATION UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the Participant’s death or Disability during his or her Continuous Status as a Participant, (i) all of such Participant’s outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all of such Participant’s outstanding performance-based Awards shall be deemed to have been fully earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target, if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to the Participant or his or her estate within thirty (30) days following the date of termination based upon the length of time within the performance period that has elapsed prior to the date of termination. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(c), the excess Options shall be deemed to be Non-Qualified Stock Options.
      14.8.     ACCELERATION UPON A CHANGE IN CONTROL. Except as otherwise provided in the Award Certificate or in an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant, if a Participant’s employment is terminated without Cause within two years after the effective date of a Change in Control, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all outstanding of that Participant’s performance-based Awards shall be deemed to have been fully earned based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be prorata payout to such Participant within thirty (30) days following the date of termination of employment based upon the length of time within the performance period that has elapsed prior to the date of termination of employment.
      14.9.     ACCELERATION FOR ANY OTHER REASON. Regardless of whether an event has occurred as described in Section 14.7 or 14.8 above, and subject to Section 14.11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.9.
      14.10.     EFFECT OF ACCELERATION. If an Award is accelerated under Section 14.7, 14.8, or 14.9, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(c), the excess Options shall be deemed to be Non-Qualified Stock Options.

      14.11.     QUALIFIED PERFORMANCE-BASED AWARDS.
      (a) The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption; provided that the exercise or base price of such Award is not less than the Fair Market Value of the Shares on the Grant Date.
      (b) When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

•	Revenue

•	Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Return measures (including, but not limited to, return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales);

•	Market share

•	Improvements in capital structure

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Working capital targets relating to inventory and/or accounts receivable

•	Service or product delivery

•	Service or product quality

•	Inventory management

•	Customer satisfaction

•	Meeting budgets

•	Employee retention
      Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of Company competitors or peers. Any member of an index that disappears during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).
      (c) Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or on the effective date of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period.
      (d) The Committee may provide in any Qualified Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
      (e) Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to subsection (c) above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in subsection (c), no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.
      (f) Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted in any one-year period to a Participant in designated forms of Qualified Performance-Based Awards.
      14.12.     TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A Participant’s Continuous Status as a Participant shall not be deemed to terminate (i) in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company, a Parent or Subsidiary for purposes of Sections 424(e) and 424(f) of the Code, the Options held by such Participant shall be deemed to be Non-Qualified Stock Options.
      14.13.     FORFEITURE EVENTS. The Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.
      14.14.     SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
ARTICLE 15
CHANGES IN CAPITAL STRUCTURE
      15.1.     GENERAL. In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee may adjust the Plan and Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. In addition, upon the occurrence or in anticipation of such an event, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically be adjusted proportionately without any change in the aggregate purchase price therefor. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Non-Qualified Stock Options.
ARTICLE 16
AMENDMENT, MODIFICATION AND TERMINATION
      16.1.     AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.
      16.2.     AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b) The original term of an Option may not be extended without the prior approval of the shareholders of the Company;

(c) Except as otherwise provided in Article 15, the exercise price of an Option may not be reduced, directly or indirectly, without the prior approval of the shareholders of the Company; and

(d) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).
ARTICLE 17
GENERAL PROVISIONS
      17.1.     NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).
      17.2.     NO SHAREHOLDER RIGHTS. No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.
      17.3.     WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. If Shares are surrendered to the Company to satisfy tax obligations in excess of the minimum tax withholding obligation, such Shares must have been held by the Participant as fully vested shares for such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles. The Company shall have the authority to require a Participant to remit cash to the Company in lieu of the surrender of Shares for taxes if the surrender of Shares for such purpose would result in the Company’s recognition of expense under generally accepted accounting principles. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.
      17.4.     SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.
      (a) Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award Certificate by reason the occurrence of a Change in Control or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award or the vesting of any right to eventual payment or distribution of any amount or benefit under the Plan or any Award Certificate.
      (b) Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent necessary to avoid the application of Section 409A of the Code, (i) the Committee may not amend an outstanding Option, SAR or similar Award to extend the time to exercise such Award beyond the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the Award would otherwise have expired if the Award had not been extended, based on the terms of the Award at the original Grant Date (the “Safe Harbor Extension Period”), and (ii) any purported extension of the exercise period of an outstanding Award beyond the Safe Harbor Extension Period shall be deemed to be an extension to the last day of the Safe Harbor Extension Period and no later.
      17.5     NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.
      17.6.     UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to ERISA.
      17.7.     RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.
      17.8.     EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.
      17.9.     TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
      17.10.     GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
      17.11.     FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

      17.12.     GOVERNMENT AND OTHER REGULATIONS.
      (a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.
      (b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.
      17.13.     GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Georgia.
      17.14.     ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.
      17.15.     NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.
      17.16.     INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

      The foregoing is hereby acknowledged as being the Genuine Parts Company 2006 Long-Term Incentive Plan as adopted by the Board on November 21, 2005 and by the shareholders on                     , 2006.

GENUINE PARTS COMPANY

By:
Its:

Genuine Parts Company c/o Stock Transfer Department Post Office Box 105649 Atlanta, GA 30348	Vote by Telephone Have your proxy card available when you call Toll-Free 1-888-693-8683 using a Touch-Tone phone. You can follow the simple prompts presented to you to record your vote.

Vote by Internet Have your proxy card available when you access the website http://www.cesvote.com. You can follow the simple prompts presented to you to record your vote.

Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Genuine Parts Company c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.
Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683
Vote by Internet
Access the Website
and cast your vote:
http://www.cesvote.com
Vote by Mail
Return your proxy
in the postage-paid
envelope provided
Vote 24 hours a day, 7 days a week!
Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.
If you are voting by telephone or the Internet, please do not mail your proxy.
è
Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê
GENUINE PARTS COMPANY
Proxy Solicited by the Board of Directors of Genuine Parts Company for the
Annual Meeting of Shareholders to be held April 17, 2006
The undersigned hereby appoints THOMAS C. GALLAGHER and JERRY W. NIX, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 17, 2006 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

Dated:	, 2006

Signature

Signature

IMPORTANT: Please sign this Proxy exactly as your name or names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Please vote, sign, date and return the proxy card promptly using the enclosed envelope.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Genuine Parts Company c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230, so your shares may be represented at the Meeting.
     Please fold and detach card at perforation before mailing.

GENUINE PARTS COMPANY	PROXY
Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.
1. Election of the following five nominees as directors of Genuine Parts Company:
     Nominees: (1) Dr. Mary B. Bullock    (2) Richard W. Courts, II    (3) Jerry W. Nix    (4) Larry L. Prince    (5) Gary W. Rollins

☐	FOR all nominees listed above (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above
To withhold authority to vote for any individual nominee(s), write the name(s) or numbers(s) of the nominee(s) on the following line:

2.	Amend the Genuine Parts Company Restated Articles of Incorporation to provide for annual election of directors
                              ☐ FOR                ☐ AGAINST                ☐ ABSTAIN

3.	Adopt the Genuine Parts Company 2006 Long-Term Incentive Plan
                              ☐ FOR                ☐ AGAINST                ☐ ABSTAIN

4.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.
                              ☐ FOR                ☐ AGAINST                ☐ ABSTAIN
IMPORTANT — Proxy card must be signed and dated on the reverse side.